MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Fairytale Ventures, Inc. of our report dated October 29, 2008 on our audit of the financial statements of Fairytale Ventures, Inc. as of July 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended July 31, 2008, from inception on May 1, 2007 through July 31, 2007, and from inception on May 1, 2007 through July 31, 2008.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
October 29, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501